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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*
       Davidson                     Charles                           E.
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        (Last)                      (First)                        (Middle)
                            c/o Wexford Capital LLC
                             411 West Putnam Avenue
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                                   (Street)
                          Greenwich, Connecticut 06830
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        (City)                      (State)                           (Zip)
2.  Date of Event Requiring Statement (Month/Day/Year)              07/29/02
                                                                  --------------
3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol        Sunterra Corporation
                                             -----------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
    _X_ Form Filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
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   Common Stock       5,310,261            I                    (1)
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

(1) Shares owned directly by W-K Investors LLC. Mr. Davidson is a principal of Wexford Capital LLC which is the managing member of W-K Investors LLC.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                 Price           Security:      Ownership
                               (Month/Day/                                          of              Direct (D)     (Instr. 5)
                               Year)                                                Derivative      or In-
                           ----------------------------------------------------     Security        direct (I)
                            Date      Expira-                        Amount or                      (Instr. 5)
                            Exer-     tion            Title          Number of
                            cisable   Date                           Shares
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
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Stock Purchase Warrants     7/29/02   07/29/07    Common Stock       86,743         $20.00           I                 (2)
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

(2) Warrants owned directly by W-K Investors LLC. Mr. Davidson is a principal of Wexford Capital LLC which is the managing member of W-K Investors LLC.


Explanation of Responses:


                              /s/ Charles E. Davidson           August 8, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                   Charles E. Davidson

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.